Exhibit 5.2

GRAUBARD MILLER
THE CHRYSLER BUILDING
405 LEXINGTON AVENUE
NEW YORK, NEW YORK 10174

May 27, 2010

Asia Entertainment & Resources Ltd.
Unit 1004, East Town Building
16 Fenwick Street
Wanchai, Hong Kong

Dear Sirs:

Reference is made to the Registration Statement on Form F-1 (“Registration Statement”) filed by Asia Entertainment & Resources Ltd. (“Company”), a Cayman Islands corporation, under the Securities Act of 1933, as amended (“Act”), covering (A) for resale:  (i) 10,660,500 ordinary shares held by certain of the Selling Securityholders (as defined in the prospectus constituting part of the Registration Statement) that were issued in connection with the Company’s acquisition of Asia Gaming & Resort Limited (“AGRL”), (ii) 1,380,000 ordinary shares (“Founders’ Shares”) held by the persons referred to in the Registration Statement as the Company’s “Pre-IPO Shareholders” and the transferees of 38,000 of such Founders’ Shares, (iii) 3,608,000 warrants (“Founders’ Warrants”) purchased by the Pre-IPO Shareholders in a private placement concurrently with the Company’s initial public offering (“IPO”) and 3,608,000 ordinary shares underlying the Founders’ Warrants, (iv) 4,210,000 ordinary shares issuable to certain of the Selling Securityholders upon the filing by the Company of its Annual Report on Form 20-F for the Company’s 2010 fiscal year and (v) 18,786,000 ordinary shares issuable to certain of the Selling Security holders upon achievement of incentive targets for the years 2010 through 2012; and (B) for issuance:  (i) 11,040,000 ordinary shares underlying outstanding warrants (“Public Warrants”)  issued in the IPO pursuant to a prospectus dated August 11, 2008, (ii) 480,000 ordinary shares and 960,000 warrants underlying a unit purchase option issued to the underwriters in the IPO (“Purchase Option”) and 960,000 ordinary shares underlying the warrants included in the Purchase Option, and (iii) 3,608,000 ordinary shares underlying the Founders’ Warrants to the extent the Founders’ Warrants are transferred prior to exercise, so that such warrants and unit purchase option may be exercised by their holders.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the Purchase Option, the Founder’s Warrants and the Public Warrants constitute legal, valid and binding obligations of the Company under the law of the State of New York, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

   /s/ Graubard Miller

                           Graubard Miller